Exhibit 5.1

April 28, 2004

Aviall, Inc.

2750 Regent Boulevard

DFW Airport, Texas 75261

Gentlemen:

We have acted as counsel to Aviall, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3 (Registration No. 333-111816) and the amendments thereto (the Registration Statement, as amended, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale (i) by the Company of up to $200,000,000 of certain of its securities and (ii) by TCG Holdings, L.L.C. and its affiliates of up to 7,000,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”).

Pursuant to that certain Underwriting Agreement, dated as of the date hereof, by and among the Company, certain affiliates of TCG Holdings, L.L.C. (collectively, the “Selling Stockholder”), and Wachovia Capital Markets, LLC, the Selling Stockholder has offered to sell 2,500,000 shares of Common Stock (plus up to an additional 375,000 shares of Common Stock to cover any over-allotments). The shares of Common Stock to be sold by the Selling Stockholder pursuant to the Underwriting Agreement are hereinafter referred to as the “Stockholder’s Securities.” The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to, the internal substantive laws of the State of Texas, the General Corporation Laws of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as in effect on the date hereof, and judicial decisions reported as of the date hereof to the extent interpreting the DGCL, and such provisions of the Delaware Constitution and applicable federal laws of the United States of America.

In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), and the Amended and Restated By-laws of the Company, as amended; (ii) the minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the shares of Stockholder’s Securities and the registration of the Stockholder’s Securities; (iii) the Registration Statement and all exhibits thereto; (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein; and (v) the specimen Common Stock certificate filed as Exhibit 4 to the Company’s Registration Statement on Form 10, as amended (Commission File No. 1-12380).

In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of governmental officials.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Stockholder’s Securities are validly issued, fully paid and nonassessable.

Aviall, Inc.

April 28, 2004

We hereby consent to the filing of this opinion with the Securities and Exchange Commission and to the reference to this firm under “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours, /s/ Haynes and Boone, LLP Haynes and Boone, LLP